Exhibit 99.1

News Release Page 1 of 14

Cboe Global Markets Reports Record Results for First Quarter 2018 and

Raises Run-rate Expense Synergy Target to $85 Million

First Quarter Highlights

•	First Quarter Diluted EPS of $1.04
•	Adjusted Diluted EPS of $1.38¹, up 47 Percent
•	Net Revenue of $328.5 Million, up 70 Percent, Reflects the Bats Acquisition
•	Net Revenue increased 24 Percent for First Quarter Compared to Adjusted Combined Net Revenue for Prior-Year Period[1]
•	Organic Net Revenue Increased 28 Percent for the Quarter [1,2]
•	Set New Quarterly Highs for Total Options, Futures and FX Volume
•	Established New Quarterly Volume Highs in VIX Futures, VIX Options and SPX Options
•	Run-rate Expense Synergy Target Increased to $85 Million, up $20 Million; Expect to Reach a Year Ahead of Initial Plan

CHICAGO, IL – May 4, 2018 - Cboe Global Markets, Inc. (Cboe: CBOE | Nasdaq: CBOE) today reported record financial results for the first quarter of 2018.

Consolidated results for the first quarter of 2017 include Bats Global Markets (Bats) for the period March 1 through March 31, 2017.    Cboe completed its acquisition of Bats on February 28, 2017.

 “Our record results underscore the utility of our products and the strength of our diversified portfolio of exchanges, particularly in times of heightened market uncertainty, which we witnessed during the first quarter.  We reported strong growth across each of our business segments and set new volume highs in our proprietary products as well as in multiple asset classes including options, futures and FX,” said Edward T. Tilly, Cboe Global Markets Chairman and Chief Executive Officer. “Additionally, we successfully completed the technology migration for CFE, our Futures exchange, we are on track to complete the C2 Options exchange technology migration in May and announced plans for an October 7, 2019 migration for Cboe Options.  We plan to continue to deliver value to our customers and shareholders as we focus on achieving our synergy targets and executing on our strategic initiatives.”

“Our first-quarter financial results highlight the operating leverage inherent in our business model with strong top- and bottom-line growth driven by record net revenue, prudent expense management and the positive impact of tax reform," said Brian Schell, Cboe Global Markets Executive Vice President and Chief Financial Officer. "Our business continued to generate considerable operating cash flow which enabled us to invest in our business, return capital to shareholders through dividends and share repurchases, and to reduce our leverage ratio.  Taken together, our actions demonstrate our balanced approach to capital deployment and our continued focus on creating long-term value for our shareholders.”

(1)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information" in the accompanying financial tables.

(2)Organic net revenue excludes the net revenue contribution resulting from the acquisition of Bats to arrive at net revenue for legacy Cboe. See "Non-GAAP Information" in the accompanying financial tables.

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Consolidated First Quarter Results -Table 1

Table 1 below presents summary selected unaudited condensed consolidated financial information for the company as reported, on an adjusted basis for the three months ended March 31, 2018 and on an adjusted combined basis for the three months ended March 31, 2017. The adjusted combined results reflect the Bats acquisition and related financing transactions as if they had occurred on January 1, 2017.

Table 1
					1Q17
Consolidated First Quarter Results				1Q18	Adjusted
($ in millions except per share)	1Q18	1Q17	Change	Adjusted[1]	Combined[1]	Change
Total Revenues Less Cost of Revenues	$328.5	$193.4	70%	$328.5	$265.3	24%
Total Operating Expenses	$160.8	$167.3	(4)%	$109.9	$106.3	3%
Operating Income	$167.7	$26.1	543%	$218.6	$159.0	37%
Operating Margin %	51.1%	13.5%	nm	66.5%	59.9%	660	bps
Net Income Allocated to Common Stockholders	$117.3	$15.1	677%	$155.2	$105.8	47%
Diluted EPS	$1.04	$0.16	550%	$1.38	$0.94	47%
EBITDA	$222.4	$51.2	334%	$231.2	$172.0	34%
EBITDA Margin %	67.7%	26.5%	nm	70.4%	64.8%	560	bps

•

Total revenues less cost of revenues (referred to as "net revenue"), were $328.5 million, up 70 percent from $193.4 million in the prior-year period, driven primarily by a $131.2 million net revenue contribution from legacy Bats for the first quarter of 2018 versus a $39.2 million net revenue contribution from legacy Bats for the first quarter of 2017 and an increase in net transaction fees.

•

Net revenue of $328.5 million was up $63.2 million, or 24 percent, compared with adjusted combined net revenue[1] of $265.3 million in the prior-year period. The increase primarily reflects higher revenue from net transaction fees[1], primarily due to higher trading volume across each business segment.

•

Excluding legacy Bats’ net revenue contribution, the company’s organic net revenue[2] was $197.3 million,  up $43.1 million or 28 percent, compared to first quarter 2017. The increase was primarily a result of stronger trading volume from Cboe’s VIX® futures and proprietary index options.

•

Operating expenses were $160.8 million versus $167.3 million in the prior-year first quarter. The decrease was driven by a $56.4 million decrease in acquisition-related expenses offset somewhat by increased amortization of acquired intangibles.

•

Adjusted operating expenses[1] for the first quarter were $109.9 million compared with adjusted combined operating expenses of $106.3 million for the first quarter of 2017.   The increase primarily reflects higher compensation and benefits expense, primarily due to an increase in incentive-based compensation, which is aligned with the company’s financial and operational performance.

•

The operating margin for the first quarter of 2018 was 51.1 percent.  The adjusted operating margin[1] was 66.5 percent, up 660 basis points compared with the adjusted combined margin[1] of 59.9 percent in the first quarter of 2017, mainly attributed to the higher revenue.

(1)A full reconciliation of our non-GAAP and adjusted combined results to our GAAP results is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.

(2)Organic net revenue excludes the net revenue contribution resulting from the acquisition of Bats to arrive at net revenue for legacy Cboe. See "Non-GAAP Information" in the accompanying financial tables.

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•	The effective tax rate for the first quarter of 2018 was 25.9 percent. The effective tax rate on adjusted earnings in the first quarter of 2018 was 25.8 percent¹.
•	Diluted EPS for the first quarter of 2018 was $1.04. Adjusted diluted EPS[1] was $1.38, up 47 percent compared to adjusted combined diluted EPS[1] of $0.94 for 2017’s first quarter.

Business Segment Information:

Table 2
Total Revenues Less Cost of Revenues by
Business Segment				1Q17
(in millions)	1Q18	1Q17	Change	Combined[1]	Change
Options	$167.1	$128.9	30%	$135.1	24%
U.S. Equities	79.7	25.5	213%	72.7	10%
Futures	42.3	28.8	47%	28.8	47%
European Equities	24.6	6.1	303%	17.9	37%
Global FX	14.6	4.0	265%	10.8	35%
Corporate	0.2	0.1	100%	—	—
Total	$328.5	$193.4	70%	$265.3	24%

Discussion of Results by Business Segment:

Options:

•

Options net revenue of $167.1 million was up 30% from first quarter 2017. On a combined¹ basis, options net revenue was up $32.0 million, or 24 percent,  reflecting increases in net transaction fees, offset somewhat by higher royalty fees and lower regulatory fees.

•

Net transaction fees[1] for options increased $43.8 million in the first quarter of 2018 and $38.6 million, or 36 percent, on a combined[1] basis, primarily driven by higher net transaction fees from index options. Total options average daily volume (ADV) increased 33 percent and the average revenue per contract (RPC) increased 7  percent for the first quarter, primarily due to a shift in the mix of trading volume towards higher RPC index options.

•

Net transaction fees generated by Cboe’s proprietary index options accounted for 84 percent of options net transaction fees and were up $36.4 million, or 49 percent, versus the first quarter of 2017. The growth resulted from a 45 percent increase in index options ADV, driven by record contracts traded in VIX and SPX options, with increases of 62 percent and 39 percent, respectively, compared to the first quarter of 2017.

U.S. Equities:

•

U.S. Equities net revenue of $79.7 million was up $54.2 million due to the Bats acquisition.  On a combined[1] basis, it increased $7.0 million, or 10 percent,  reflecting higher market data fees and net transaction fees.

•

Cboe’s U.S. Equities business maintained its position as the second-largest market operator during the first quarter of 2018, growing its market share to 19.4 percent versus 19.2 percent in the comparable prior-year period.

(1)A full reconciliation of our non-GAAP and combined results to our GAAP results is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.

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Futures:

•

Futures net revenue of $42.3 million increased $13.5 million or 47 percent, primarily due to higher transaction fees resulting from a 44 percent increase in futures ADV, primarily driven by VIX futures.

•	Trading volume in VIX futures set a new quarterly high with ADV of 360,500 contracts, up 41 percent compared with 2017’s first quarter.

European Equities:

•

Net revenue for European Equities increased 303% due to the Bats acquisition.  On a combined[1] basis, net revenue increased 37 percent, reflecting growth in both net transaction fees and non-transaction revenue, following the implementation of MiFID II in January.  The increase also reflects a benefit from foreign currency translation.  In local currency, net revenue grew 18 percent.

•

Cboe Europe’s Periodic Auctions  volume set several new records during the first quarter of 2018, including a new one-day record for average daily notional value (ADNV) traded of €969.2 million on March 27, record monthly ADNV of €631.1 million in March and record quarterly ADNV of €425.9 million.

•	For the first quarter of 2018, Cboe Europe Equities retained its position as the largest Pan-European stock exchange with 21.2 percent market share.

Global FX:

•

Global FX net revenue of $14.6 million rose 265% due to the Bats acquisition.  On a combined[1] basis, net revenue increased 35 percent from $10.8 million, primarily due to higher net transaction fees compared with the first quarter of 2017.  ADNV traded on the Cboe FX platform was $41.6 billion for the quarter, up 44 percent from last year’s first quarter, driven by record quarterly volume.

•	Cboe FX market share increased to 15.3 percent for the first quarter, setting a new all-time high.

2018 Fiscal Year Financial Guidance

The company updated or reaffirmed its financial guidance for the 2018 fiscal year as follows:

•

Capital expenditures are now expected to be in the range of $45 to $50 million, a decrease from previous guidance of $50 to $55 million.  This includes the company’s ongoing investments in technology, including Cboe’s migration to Bats technology.

•

Reaffirmed that the effective tax rate¹ on adjusted earnings for the full year is expected to be in the range of 26.5 to 28.5 percent.  However, the company noted that it expects the tax rate to be slightly above the high end of the guidance range for the second quarter of 2018 and at the higher end, but within the guidance range, for the third and fourth quarters.  Significant changes in trading volume, expenses, federal, state and local tax laws or rates and other items could materially impact this expectation.

•

Reaffirmed that adjusted operating expenses are expected to be in a range of $420 to $428 million.  The guidance excludes the amortization of acquired intangible assets of $157 million, which the company plans to include in its non-GAAP reconciliation.¹

•

Reaffirmed that depreciation and amortization expense, which is included in adjusted operating expenses above, is expected to be in the range of $53 to $58 million, excluding the amortization of acquired intangible assets of $157 million.

(1)Specific quantifications of the amounts that would be required to reconcile the company’s adjusted operating expenses guidance and adjusted effective tax rate guidance are not available. The company believes that there is uncertainty and unpredictability with respect to certain of its GAAP measures, primarily related to acquisition-related expenses that would be required to reconcile to GAAP operating expenses and GAAP effective tax rate, which preclude the company from providing accurate guidance on certain forward-looking GAAP to non-GAAP reconciliations. The company believes that providing estimates of the amounts that

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would be required to reconcile the range of the company’s adjusted operating expenses and adjusted effective tax rate would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

Updated Run-Rate Expense Synergy Target

The company now expects to achieve $85 million of annualized run-rate expense synergies related to the Bats acquisition by the end of 2020, up $20 million from $65 million and a year ahead of initial projections.

Capital Management

The company paid cash dividends of $30.6 million, or $0.27 per share, during the first quarter of 2018 and utilized $43.6 million to repurchase 387,142 shares of its common stock under its share repurchase program at an average price of $112.52 per share.  As of March 31, 2018, the company had approximately $203 million of availability remaining under its existing share repurchase authorizations.

At March 31, 2018, the company had net cash and financial investments of $166.3 million, which excludes $64 million of cash collected for Section 31 fees.  Long-term debt as of March 31, 2018 was $1.21 billion and reflects a payment of $25 million made during the first quarter towards the company’s term loan.

Earnings Conference Call

Executives of Cboe Global Markets will host a conference call to review its first-quarter financial results today, May 4, 2018, at 8:30 a.m. ET/7:30 a.m. CT. The conference call and any accompanying slides will be publicly available via live webcast from the Investor Relations section of the company’s website at www.cboe.com under Events & Presentations. Participants may also listen via telephone by dialing (877) 255‑4313 from the United States, (866) 450‑4696 from Canada or (412) 317‑5466 for international callers. Telephone participants should place calls 10 minutes prior to the start of the call. The webcast will be archived on the company’s website for replay. A telephone replay of the earnings call also will be available from approximately 11:00 a.m. CT, May 4, 2018, through 11:00 p.m. CT, May 11, 2018, by calling (877) 344‑7529 from the U.S., (855) 669‑9658 from Canada or (412) 317‑0088 for international callers, using replay code 10118291.

About Cboe Global Markets

Cboe Global Markets, Inc. (Cboe: CBOE | Nasdaq: CBOE) is one of the world’s largest exchange holding companies, offering cutting-edge trading and investment solutions to investors around the world. The company is committed to relentless innovation, connecting global markets with world-class technology, and providing seamless solutions that enhance the customer experience.

Cboe offers trading across a diverse range of products in multiple asset classes and geographies, including options, futures, U.S. and European equities, exchange-traded products (ETPs), global foreign exchange (FX) and multi-asset volatility products based on the Cboe Volatility Index (VIX Index), the world’s barometer for equity market volatility.

Cboe’s trading venues include the largest options exchange in the U.S. and the largest stock exchange by value traded in Europe. In addition, the company is the second-largest stock exchange operator in the U.S. and a leading market globally for ETP trading.

The company is headquartered in Chicago with offices in Kansas City, New York, London, San Francisco, Singapore, Hong Kong and Ecuador. For more information, visit www.cboe.com.

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Cautionary Statements Regarding Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. All statements that reflect our expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.

We operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Some factors that could cause actual results to differ include: the loss of our right to exclusively list and trade certain index options and futures products; economic, political and market conditions; compliance with legal and regulatory obligations; price competition and consolidation in our industry; decreases in trading volumes, market data fees or a shift in the mix of products traded on our exchanges; legislative or regulatory changes; increasing competition by foreign and domestic entities; our dependence on and exposure to risk from third parties; our index providers’ ability to maintain the quality and integrity of their indexes and to perform under our agreements; our ability to operate our business without violating the intellectual property rights of others and the costs associated with protecting our intellectual property rights; our ability to attract and retain skilled management and other personnel, including those experienced with post-acquisition integration; our ability to accommodate trading volume and transaction traffic, including significant increases, without failure or degradation of performance of our systems; our ability to protect our systems and communication networks from security risks, including cyber-attacks and unauthorized disclosure of confidential information; challenges to our use of open source software code; our ability to meet our compliance obligations, including managing potential conflicts between our regulatory responsibilities and our for-profit status; damage to our reputation; the ability of our compliance and risk management methods to effectively monitor and manage our risks; our ability to manage our growth and strategic acquisitions or alliances effectively; unanticipated difficulties or expenditures relating to the acquisition of Bats Global Markets, Inc., including, without limitation, difficulties that result in the failure to realize expected synergies, accretion, efficiencies and cost savings from the acquisition within the expected time period (if at all), whether in connection with integration, migrating trading platforms, broadening distribution of product offerings or otherwise; restrictions imposed by our debt obligations; our ability to maintain an investment grade credit rating; potential difficulties in our migration of trading platforms and our ability to retain employees as a result of the acquisition; and the accuracy of our estimates and expectations. More detailed information about factors that may affect our actual results to differ may be found in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended December 31, 2017 and other filings made from time to time with the SEC.

We do not undertake, and we expressly disclaim, any duty to update any forward-looking statement whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

The condensed consolidated statements of income and balance sheets are unaudited and subject to reclassification.

Cboe Media Contacts:			Analyst Contact:
Suzanne Cosgrove	Hannah Randall	Stacie Fleming	Debbie Koopman
(312) 786‑7123	(646) 856‑8809	44‑20‑7012‑8950	(312) 786‑7136
cosgrove@cboe.com	hrandall@cboe.com	sfleming@cboe.com	koopman@cboe.com

CBOE-F

Trademarks:

Cboe®, Bats®, BZX®, BYX®, EDGX®, EDGA®, Cboe Volatility Index® and VIX® are registered trademarks and Cboe Global MarketsSM and SPXSM are service marks of Cboe Global Markets, Inc. and its subsidiaries. All other trademarks and service marks are the property of their respective owners.

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Cboe Global Markets, Inc.

Combined Key Performance Statistics by Business Segment1

	1Q 2018	4Q 2017	3Q 2017	2Q 2017	1Q 2017
Options (ADV in thousands)
Total industry ADV	22,407	17,347	16,182	16,676	16,558
Total company Options ADV	9,092	7,029	6,751	7,035	6,852
Multiply-listed options	6,286	4,971	4,685	5,188	4,914
Index options	2,806	2,058	2,066	1,847	1,938
Total Options Market Share	40.6%	40.5%	41.7%	42.2%	41.4%
Total Options RPC:	$0.261	$0.239	$0.247	$0.225	$0.243
Multiply-listed options	$0.061	$0.056	$0.059	$0.060	$0.059
Index options	$0.710	$0.682	$0.669	$0.694	$0.708

U.S. Equities
Total industry ADV (shares in billions)	7.6	6.4	6.1	6.9	6.8
Market share %	19.4%	18.5%	19.2%	19.2%	19.2%
Net capture (per 100 touched shares)	$0.023	$0.022	$0.022	$0.023	$0.023

Futures
ADV (in thousands)	368	285	331	307	255
RPC	$1.727	$1.799	$1.752	$1.762	$1.814

European Equities
Total industry ADNV (Euros - in billions)	€50.8	€43.8	€41.1	€48.6	€45.5
Market share %	21.2%	20.3%	21.1%	21.3%	21.5%
Net capture (bps)	0.190	0.177	0.168	0.162	0.169

Global FX
Market share %	15.3%	14.9%	12.9%	12.9%	12.9%
ADNV ($ in billions)	$41.6	$32.4	$29.0	$27.9	$28.8
Net capture (per one million shares traded)	$2.45	$2.57	$2.63	$2.65	$2.57

1For informational purposes, the operating statistics for 1Q17 are presented on a combined basis to reflect information pertaining to Bats Global Markets, Inc. which was acquired by Cboe Global Markets, Inc. on February 28, 2017.

ADV = average daily volume; ADNV = average daily notional value

RPC, average revenue per contract, for options and futures represents total net transaction fees recognized for the period divided by total contracts traded during the period.

U.S. Equities, "net capture per 100 touched shares" refers to annual transaction fees less liquidity payments and routing and clearing costs divided by the product of one-hundredth ADV of touched shares on BZX, BYX, EDGX and EDGA and the number of trading days.

European Equities, "net capture per matched notional value" refers to transaction fees less liquidity payments in British pounds divided by the product of ADNV in British pounds of shares matched on Cboe Europe Equities and the number of trading days.

Global FX, "net capture per one million dollars traded" refers to net transaction fees divided by the product of one-thousandth of ADNV traded on the Cboe FX market and the number of trading days, divided by two, which represents the buyer and seller that are both charged on the transaction. Market Share represents Cboe FX volume divided by the total volume of publicly reporting spot FX venues (Cboe FX, NEX, Reuters/FXall, and FastMatch).

Average transaction fees per contract can be affected by various factors, including exchange fee rates, volume-based discounts and transaction mix by contract type and product type.

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Cboe Global Markets, Inc. and Subsidiaries

Consolidated Statements of Income (Unaudited)

Three Months Ended March 31, 2018 and 2017

	Three Months Ended March 31,
(in millions, except per share amounts)	2018	2017
Revenue:
Transaction fees	$547.1	$256.4
Access fees	28.6	17.8
Exchange services and other fees	22.0	15.4
Market data fees	54.2	22.5
Regulatory fees	116.3	38.3
Other revenue	9.5	5.8
Total Revenues	777.7	356.2
Cost of Revenue
Liquidity payments	302.9	105.3
Routing and clearing	10.3	6.3
Section 31 fees	108.8	30.0
Royalty fees	27.2	21.2
Total Cost of Revenue	449.2	162.8

Revenues Less Cost of Revenues	328.5	193.4
Operating Expenses:
Compensation and benefits	58.9	47.8
Depreciation and amortization	54.2	25.1
Technology support services	12.1	7.5
Professional fees and outside services	18.0	14.4
Travel and promotional expenses	3.7	3.3
Facilities costs	2.4	2.1
Acquisition-related costs	8.8	65.2
Other expenses	2.7	1.9
Total Operating Expenses	160.8	167.3
Operating Income	167.7	26.1
Other Income/(Expense):
Interest expense, net	(9.6)	(7.9)
Other income	1.3	0.1
Total Other Income	(8.3)	(7.8)
Income Before Income Taxes	159.4	18.3
Income tax provision	41.3	3.1
Net Income	118.1	15.2
Net loss attributable to redeemable noncontrolling interest	0.3	0.3
Net Income Excluding Redeemable Noncontrolling Interest	118.4	15.5
Change in redemption value of redeemable noncontrolling interest	(0.3)	(0.3)
Net income allocated to participating securities	(0.8)	(0.1)
Net Income Allocated to Common Stockholders	$117.3	$15.1
Net Income Per Share Allocated to Common Stockholders:
Basic earnings per share	$1.04	$0.16
Diluted earnings per share	1.04	0.16
Weighted average shares used in computing income per share:
Basic	112.4	91.9
Diluted	112.7	92.0

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Cboe Global Markets, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

March 31, 2018 and December 31, 2017

	March 31,	December 31,
(in millions)	2018	2017
Assets
Current Assets:
Cash and cash equivalents	$166.3	$143.5
Financial investments	64.0	47.3
Accounts receivable, net	268.4	217.3
Income taxes receivable	—	17.2
Other current assets	13.6	9.4
Total Current Assets	512.3	434.7

Investments	85.0	82.7
Land	4.9	4.9
Property and equipment, net	74.2	73.9
Goodwill	2,718.2	2,707.4
Intangible assets, net	1,876.7	1,902.6
Other assets, net	56.9	59.5
Total	$5,328.2	$5,265.7

Liabilities, Redeemable Noncontrolling Interest and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$144.0	$153.8
Section 31 fees payable	109.9	105.6
Deferred revenue	19.6	15.4
Income taxes payable	52.9	2.6
Contingent consideration liabilities	57.9	56.6
Total Current Liabilities	384.3	334.0

Long-term debt	1,213.4	1,237.9
Income tax liability	77.9	78.8
Deferred income taxes	461.2	488.2
Other non-current liabilities	6.8	6.8
Total Liabilities	2,143.6	2,145.7

Redeemable Noncontrolling Interest	9.4	9.4

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1.2	1.2
Treasury stock at cost	(617.6)	(558.3)
Additional paid-in-capital	2,635.3	2,623.7
Retained earnings	1,080.8	993.3
Accumulated other comprehensive income (loss), net	75.5	50.7
Total Stockholders’ Equity	3,175.2	3,110.6

Total	$5,328.2	$5,265.7

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Non-GAAP Information

In addition to disclosing results determined in accordance with GAAP, Cboe Global Markets has disclosed certain non-GAAP measures of operating performance. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. The non-GAAP measures provided in this press release include net transaction fees, adjusted operating expenses, adjusted operating income, organic net revenue, adjusted operating margin, adjusted net income allocated to common stockholders and adjusted diluted earnings per share, adjusted tax rate, EBITDA, EBITDA margin, adjusted EBITDA and adjusted EBITDA margin. The non-GAAP measures provided in this press release also include combined company financial measures that are discussed in further detail below under the sub-section "Combined Reconciliations."

Management believes that the non-GAAP financial measures presented in this press release, including adjusted net revenue, organic net revenue and adjusted operating expenses, provide additional and comparative information to assess trends in our core operations and a means to evaluate period-to-period comparisons. Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results.

Organic net revenue: Is a non-GAAP financial measure that excludes or has otherwise been adjusted for the impact of our acquisition of Bats. Management believes the organic net revenue growth measure provides users with supplemental information regarding the company’s ongoing revenue performance and trends by presenting revenue growth excluding the impact of the Bats acquisition.

Amortization expense of acquired intangible assets: We amortize intangible assets acquired in connection with various acquisitions. Amortization of intangible assets is inconsistent in amount and frequency and is significantly affected by the timing and size of our acquisitions. As such, if intangible asset amortization is included in performance measures, it is more difficult to assess the day-to-day operating performance of the businesses, the relative operating performance of the businesses between periods and the earnings power of the company. Therefore, we believe performance measures excluding intangible asset amortization expense provide investors with an additional basis for comparison across accounting periods.

Acquisition-related expenses: From time to time, we have pursued small bolt-on acquisitions and in 2017 completed a larger transformative acquisition, which have resulted in expenses which would not otherwise have been incurred in the normal course of the company’s business operations. These expenses include integration costs, as well as legal, due diligence and other third party transaction costs. The frequency and the amount of such expenses vary significantly based on the size, timing and complexity of the transaction. Accordingly, we exclude these costs for purposes of calculating non-GAAP measures which provide an additional analysis of Cboe’s ongoing operating performance or comparisons in Cboe’s performance between periods.

Other significant items: We have excluded certain other charges that are the result of other non-comparable events to measure operating performance. For 2017, other significant items primarily included interest and other borrowing costs incurred prior to the close of the Bats transaction and accelerated stock-based compensation that was incurred due to a change in the vesting schedule for equity award grants.

The tables below show the reconciliation of each financial measure from GAAP to non-GAAP. The non-GAAP financial measures exclude the impact of those items detailed below and are referred to as adjusted financial measures.

Organic Net Revenue Reconciliation

	Three Months Ended
Table 3	March 31,
(in millions)	2018	2017

Reconciliation of Revenue Less Cost of Revenue to Organic Net Revenue
Revenue less cost of revenue (net revenue)	$328.5	$193.4
Recent acquisitions:
Bats revenue less cost of revenue	(131.2)	(39.2)
Organic net revenue	$197.3	$154.2

Reconciliation of GAAP and non-GAAP Information

Three Months Ended

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Table 4	March 31,
(in millions, except per share amounts)	2018	2017
Reconciliation of Net Income Allocated to Common Stockholders to Non-GAAP (As shown on Table 1)
Net income allocated to common stockholders	$117.3	$15.1
Non-GAAP adjustments
Compensation and benefits (1)	—	9.1
Acquisition-related expenses (2)	8.8	65.2
Amortization of acquired intangible assets (3)	42.1	14.4
Change in contingent consideration	—	0.2
Change in redemption value of noncontrolling interests	0.3	0.3
Interest and other borrowing costs (4)	—	4.3
Total Non-GAAP adjustments	51.2	93.5
Income tax expense related to the items above	(13.0)	(36.0)
Net income allocated to participating securities - effect on reconciling items	(0.3)	(0.4)
Adjusted net income allocated to common stockholders	$155.2	$72.2

Reconciliation of Diluted EPS to Non-GAAP
Diluted earnings per common share	$1.04	$0.16
Per share impact of non-GAAP adjustments noted above	0.34	0.62
Adjusted diluted earnings per common share	$1.38	$0.78

Reconciliation of Operating Margin to Non-GAAP
Revenue less cost of revenue	$328.5	$193.4
Non-GAAP adjustments noted above	—	—
Adjusted revenue less cost of revenue	$328.5	$193.4
Operating expenses	$160.8	$167.3
Non-GAAP adjustments noted above	50.9	88.9
Adjusted operating expenses	$109.9	$78.4
Operating income	$167.7	$26.1
Non-GAAP adjustments noted above	50.9	88.9
Adjusted operating income	$218.6	$115.0
Adjusted operating margin (5)	66.5%	59.5%

Reconciliation of Income Tax Rate to Non-GAAP
Income before income taxes	159.4	18.3
Non-GAAP adjustments noted above	51.2	93.5
Adjusted income before income taxes	$210.6	$111.8

Income tax (benefit) expense	41.3	3.1
Non-GAAP adjustments noted above	13.0	36.0
Adjusted income tax (benefit) expense	$54.3	$39.1
Adjusted income tax rate	25.8%	35.0%

(1) For the three months ended March 31, 2017, this amount includes $9.1 million for accelerated stock-based compensation expense.

(2) This amount includes professional fees and outside services, severance, and other costs related to the company’s acquisition of Bats.

(3) This amount represents the amortization of acquired intangible assets for Bats.

(4) This amount represents interest and other borrowing costs incurred prior to the close of the Bats acquisition.

(5) Adjusted operating margin represents adjusted operating income divided by adjusted revenue less cost of revenue.

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EBITDA Reconciliations

EBITDA (earnings before interest, income taxes, depreciation and amortization) is a widely used non-GAAP financial measure of operating performance. EBITDA margin represents EBITDA divided by revenues less cost of revenues (net revenue). It is presented as supplemental information that the company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the company’s core operating performance. EBITDA is calculated by adding back to net income interest expense, income tax expense, depreciation and amortization. EBITDA should not be considered as substitutes either for net income, as an indicator of the company’s operating performance, or for cash flow, as a measure of the company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. EBITDA margin represents EBITDA divided by net revenue.

Table 5
	Three Months Ended
(in millions)	March 31,
Reconciliation of Net Income Allocated to Common Stockholders to EBITDA and Adjusted EBITDA (Per Table 1)	2018	2017
Net income allocated to common stockholders	$117.3	$15.1
Interest	9.6	7.9
Income tax provision	41.3	3.1
Depreciation and amortization	54.2	25.1
EBITDA	$222.4	$51.2
EBITDA Margin¹	67.7%	26.5%

Non-GAAP adjustments not included in above line items
Compensation and benefits (accelerated stock-based compensation)	—	9.1
Acquisition-related expenses	8.8	65.2
Provision for uncollectable convertible notes receivable	—	—
Less: Legal settlement	—	—
Less: Gain on settlement of contingent consideration	—	—
Other	—	0.2
Adjusted EBITDA	$231.2	$125.7
Adjusted EBITDA Margin¹	70.4%	65.0%

	Three Months Ended
(in millions)	March 31,
Reconciliation of Combined Net Income Allocated to Common Stockholders to EBITDA and Adjusted EBITDA (Per Table 1)	2018 [2]	2017
Combined revenues less cost of revenues		$265.3

Combined net income allocated to common stockholders		$73.0
Interest		12.0
Income tax provision		22.0
Depreciation and amortization		55.3
Combined EBITDA		$162.3
Combined EBITDA Margin¹		61.2%

Non-GAAP adjustments not included in above line items
Compensation and benefits (accelerated stock-based compensation)		9.1
Acquisition-related expenses		—
Provision for uncollectable convertible notes receivable		—
Less: Legal settlement		—
Less: Gain on settlement of contingent consideration		—
Other		0.6
Adjusted Combined EBITDA		$172.0
Adjusted Combined EBITDA Margin¹		64.8%

¹EBITDA margin represents the respective EBITDA divided by the respective net revenue as shown in the non-GAAP reconciliations provided.

2Combined results for the three months ended March 31, 2018 are the same as the financial results reported as the company was operating as a combined entity for the entire quarter.

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Combined Reconciliations

The non-GAAP unaudited combined financial measures have been prepared by recording combined adjustments to the historical consolidated financial statements of Cboe Global Markets. The combined financial measures for the three months ended March 31, 2017 have been prepared as if the Bats acquisition closed on January 1, 2017.

Due to the transformative nature of the Bats acquisition, the company believes that providing a discussion of its results and operations on a non-GAAP combined basis provides management and investors an additional perspective on the company’s financial and operational performance and trends. We believe that the non-GAAP financial measures presented provide additional and comparative information to assess trends in our core operations and a means to evaluate period-to-period comparisons.

These combined financial measures are not necessarily indicative of the financial position or results of operations that would have occurred had the transactions been effected on the assumed dates. Additionally, future results may vary significantly from the results reflected in the combined financial measures.

The tables below show the reconciliation of each financial measure from GAAP to non-GAAP. The non-GAAP financial measures exclude the impact of those items detailed below and are referred to as adjusted financial measures.

Reconciliation of Segment Net Revenues - Three Months Ended March 31, 2017 - Table 6

				European
(in millions)	Options	U.S. Equities	Futures	Equities	Global FX	Corporate	Total
Net revenue	$128.9	$25.5	$28.8	$6.1	$4.0	$—	$193.3
Non-GAAP adjustments (1)	6.2	47.2	—	11.8	6.8	—	72.0
Total combined net revenue	$135.1	$72.7	$28.8	$17.9	$10.8	$—	$265.3

Reconciliation of Net Transaction Fees  –Three Months Ended March 31,  2018 and 2017 - Table 7

	Consolidated		Options Segment
	Three Months Ended		Three Months Ended
	March 31,		March 31,
	2018	2017	2018	2017
Transaction fees	$547.1	$256.4	$235.8	$140.2
Liquidity payments	(302.9)	(105.3)	(87.6)	(35.8)
Routing and clearing	(10.3)	(6.3)	(3.5)	(3.5)
Net transaction fees	$233.9	$144.8	$144.7	$100.9

Non-GAAP Adjustments (1)
Transaction fees		$186.4		$39.7
Liquidity payments		(153.3)		(36.8)
Routing and clearing		(5.3)		2.3
Net transaction fees		$27.8		$5.2

Combined
Transaction fees		$442.8		$179.9
Liquidity payments		(258.6)		(72.6)
Routing and clearing		(11.6)		(1.2)
Net combined transaction fees		$172.6		$106.1

(1) Represents historical Bats activity for the period January 1, 2017 through February 28, 2017.

Reconciliation of GAAP and non-GAAP Information – Table 8

Three Months Ended,
(in millions, except per share amounts)	March 31, 2017
Reconciliation of non-transaction revenue to non-GAAP(1):

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Access fees	$17.8
Exchange services and other fees	15.4
Market data fees	22.5
Regulatory fees	8.3
Other revenue	5.8
Non-GAAP adjustments	44.1	(2)
Combined non-transaction revenue	$113.9
Total combined non-transaction revenue as a percent of combined revenues less cost of revenues (3)	42.9%

Reconciliation of revenues less cost of revenues to non-GAAP:
Revenue less cost of revenues	$193.4
Non-GAAP adjustments	71.9	(4)
Combined revenue less cost of revenues	$265.3

Reconciliation of operating expenses to non-GAAP:
Operating expenses	$167.3
Non-GAAP adjustments	(8.9)	(5)
Non-GAAP adjustments as detailed below	(52.1)
Adjusted combined operating expenses	$106.3

Reconciliation of operating income to non-GAAP:
Operating income	$26.1
Non-GAAP revenue adjustments	80.8	(6)
Non-GAAP expense adjustments as detailed below	52.1
Adjusted combined operating income	$159.0
Adjusted combined operating margin (7)	59.9%

Reconciliation of net income allocated to common stockholders to non-GAAP:
Net income allocated to common stockholders	$15.2
Non-GAAP adjustments	57.8	(8)
Non-GAAP expense adjustments as detailed below	32.8
Adjusted combined net income allocated to common stockholders	$105.8
Adjusted combined diluted EPS	$0.94
Non-GAAP operating expense adjustments:
Compensation and benefits	$9.1
Amortization of acquired intangible assets	42.4
Other	0.6
Total non-GAAP operating expense adjustments	$52.1
Tax effect	(19.3)
Total non-GAAP operating expense adjustments, net of tax	$32.8

(1) Total non-transaction revenue represents the sum of access fees, exchange services and other fees, market data fees, regulatory fees (net of Section 31 fees) and other revenue.

(2) Reflects adjustment to include the activity of Bats for January 1, 2017 through February 28, 2017 of $11.9 million of access fees, $5.0 million of exchange services and other fees, $25.7 million of market data fees, $0.5 million of regulatory fees and $1.0 million of other revenue.

(3) The percentage of combined non-transaction revenue represents total combined non-transaction revenue divided by combined revenue less cost of revenue.

(4) Reflects adjustments to include the activity of Bats for January 1, 2017 through February 28, 2017 of $71.9 million of revenue less cost of revenues.

(5) Reflects adjustments to include the activity of Bats for January 1, 2017 through February 28, 2017 of $56.2 million and adjustments to reduce Bats historical amortization of acquired intangibles by $4.5 million and increase amortization of acquired intangibles by $28.0 million for the periods January and February 2017. Also reflects adjustments to reduce acquisition costs by $65.2 million for Cboe historical and reduce professional fees for Bats historical by $23.4 million which are costs associated with the Bats merger.

(6) Reflects adjustments to include the activity of Bats for January 1, 2017 through February 28, 2017 of $15.7 million and adjustments to reduce Bats historical amortization of acquired intangibles by $4.5 million and increase amortization of acquired intangibles by $28.0 million for the periods January and February 2017. Also reflects adjustments to reduce acquisition costs by $65.2 million for Cboe historical and reduce professional fees for Bats historical by $23.4 million which are costs associated with the Bats merger.

(7) Adjusted combined operating margin represents adjusted combined operating income divided by combined revenue less cost of revenue.

(8) Reflects adjustments to include the activity of Bats for January 1, 2017 through February 28, 2017 of ($0.2) million and adjustments to reduce Bats historical amortization of acquired intangibles by $4.5 million and increase amortization of acquired intangibles by $28.0 million for the periods January and February 2017. Also reflects adjustments to reduce acquisition costs by $65.2 million for Cboe historical, reduce professional fees for Bats historical by $23.4 million which are costs associated with the Bats merger and $13.6 million to adjust for the extinguishment of Bats historical debt as well as the income tax impact of the previous adjustments of $20.7 million.

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